Exhibit 99.1

Emerging Markets Horizon Corp. Announces Receipt of Notice from Nasdaq Regarding Late Form 10-Q Filing

NEW YORK, May 25, 2022 /PRNewswire/ — Emerging Markets Horizon Corp. (the “Company”) announced today that, on May 19, 2022, it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that because it is delinquent in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2022 (the “Form 10-Q”) and because it remains delinquent in filing its Annual Report for the fiscal year ended December 31, 2022 (the “Form 10-K”), it was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”). The Listing Rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

The Notice stated that the Company has until June 20, 2022 to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-K (or until October 12, 2022) to regain compliance. The Notice has no immediate effect on the listing of the Company’s securities on Nasdaq.

As previously disclosed in the Company’s Notification of Late Filing on Form 12b-25 filed on May 20, 2022, the Company was unable to file the Form 10-Q by the required due date of May 16, 2022 due to delays in compiling information required to be included in the Form 10-Q and additional delays in completing the review of the financial statements included in the Form 10-Q arising from the Company’s historical relationship with VTB. The Company is working diligently to address these issues and file its Form 10-K and Form 10-Q as soon as practicable.

About Emerging Markets Horizon Corp.
Emerging Markets Horizon Corp. is a blank check company focused on Western Europe, Central & Eastern Europe, the Commonwealth of Independent States (excluding Russia and Belarus) and Latin America, whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by EM Horizon Investments, which is controlled by FPP Capital Advisers (an affiliate of FPP Asset Management LLP).

Cautionary Statement Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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For more information, please contact:
Jonathan Neill at Jonathan.Neill@fppim.com